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                                                                    EXHIBIT 99.2

                     HCC ANNOUNCES CONVERTIBLE NOTE PRICING

HOUSTON (March 26, 2003) . . .

HCC INSURANCE HOLDINGS, INC. (NYSE SYMBOL: HCC) announced today that it will receive $125,000,000 in gross proceeds from the sale of convertible notes (the "Notes") due in 2023. HCC intends to use the proceeds of the offering to repay outstanding debt, to fund future acquisitions and strategic investments, and for general corporate purposes.

The Notes, which are convertible into HCC's common stock, were offered under HCC's shelf registration statement and have been underwritten by Salomon Smith Barney as sole book-running manager with Raymond James and Associates, Inc., Wells Fargo Inc., William Blair and Company, Inc., and Advest Inc., as co-managers.

The Notes carry a coupon rate of 1.30 percent per annum with an initial conversion price of $33.969 per share. The underwriters have a 30-day option to purchase up to an additional $18,750,000 principal amount of the Notes to cover over-allotments.

Each $1,000 principal amount of the Notes will be convertible into 29.4386 shares of HCC's common stock upon the occurrence of any of the following events:
(1) the closing price of HCC's shares of common stock on the New York Stock Exchange reaches certain specified thresholds; (2) HCC calls the Notes for redemption; or (3) HCC is a party to certain mergers or consolidations.

HCC may redeem the Notes for cash on or after April 4, 2009 at their face value plus accrued and unpaid interest. HCC may be required to repurchase the Notes at their face value plus accrued and unpaid interest, at the option of the holders on each of April 1, 2009, 2014 and 2019. In such event, HCC may choose to pay the purchase price for such repurchases in cash or shares of its common stock. HCC may also be required to repurchase the Notes for cash, or its common stock, at face value plus accrued and unpaid interest upon the occurrence of certain change in control events occurring prior to April 1, 2009.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities. The Notes may be offered only by means of a prospectus, including a prospectus supplement. A copy of the prospectus may be obtained from Salomon Smith Barney, Raymond James and Associates, Inc., Wells Fargo, Inc., William Blair and Company, Inc., or Advest Inc.



HCC is an international insurance holding company and a leading specialty insurance group since 1974. HCC has assets of $3.7 billion and its shares trade on the NYSE (symbol: HCC),

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with a market capitalization of over $1.5 billion. HCC is rated AA (Very Strong)
by Standard & Poor's and A+ (Superior) by A.M. Best Company.

For more information, visit our website at www.hcch.com.
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Contact:    L. Byron Way, Vice President
            HCC Insurance Holdings, Inc.
            Telephone: (713) 690-7300

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

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